As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-159237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-159237

Under

THE SECURITIES ACT OF 1933

CARRIZO OIL & GAS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	64-0844345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michol L. Ecklund

Senior Vice President, General Counsel and Corporate Secretary

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler, P.C.

Lanchi D. Huynh

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

United States

(713) 836-3600

* Pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc. (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. Callon is Carrizo’s successor-in-interest as a result of the Merger. Carrizo’s state of incorporation was Texas and its I.R.S. Employer Identification Number was 76-0415919. Certain subsidiaries of Carrizo prior to the Merger are also registrants and are identified below.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants as Specified in Their Respective Charters(1)	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number
Callon (Marcellus) LLC (f/k/a Carrizo (Marcellus) LLC)	Delaware	26-3529055
Callon Marcellus Holding Inc. (f/k/a Carrizo Marcellus Holding Inc.)	Delaware	26-3528920
CLLR, Inc.	Delaware	20-5154104
Hondo Pipeline, Inc.	Delaware	26-1309563

(1)

The address and telephone number of each additional registrant’s principal executive office is 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042, telephone number: (281) 589-5200. The agent for service for each additional registrant is Michol L. Ecklund at the same address and telephone number.

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of July 14, 2019 (as amended), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), Carrizo merged with and into Callon (the “Merger”) on December 20, 2019, with Callon surviving the Merger. As a result of the Merger, Callon is Carrizo’s successor-in-interest.

Callon (as Carrizo’s successor-in-interest) has terminated all offerings of Carrizo’s securities pursuant to Carrizo’s existing registration statements. Accordingly, Callon (as Carrizo’s successor-in-interest) and the additional registrants set forth in the “Table of Additional Registrants” on the cover page hereto (together, the “Registrants”) are filing this post-effective amendment (this “Post-Effective Amendment”) to deregister any and all securities registered under the Registration Statement on Form S-3 (No. 333-159237), initially filed with the Securities and Exchange Commission on May 14, 2009 (as subsequently amended, the “Registration Statement”), that remain unsold as of the date hereof. Pursuant to the Registration Statement, the sale by certain selling shareholders named therein in one or more secondary offerings of the following securities was registered: 3,396,115 shares of Carrizo’s common stock, par value $0.01 per share (including 2,879,113 shares issued and outstanding and 517,002 shares issuable upon exercise of stock options). The Registrants, by filing this Post-Effective Amendment, hereby terminate the effectiveness of the Registration Statement.

This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrants in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 2019.

CALLON PETROLEUM COMPANY (as successor-in-interest to Carrizo Oil & Gas, Inc.)
CALLON (MARCELLUS) LLC (f/k/a Carrizo (Marcellus) LLC)
CALLON MARCELLUS HOLDING INC. (f/k/a Carrizo Marcellus Holding Inc.)
CLLR, INC. HONDO PIPELINE, INC.

By:	/s/ Michol L. Ecklund
Name:	Michol L. Ecklund
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.